March 31, 2006
Zann Corp,

As chairman of Sartam, and with the agreement of the board of Sartam we have come to a mutual decision to terminate our licensing agreement with Zann Corp. The Exclusive Licensing Agreement between Sartam and Zann Corp. is hereby terminated.

/s/ James Hopkins
James Hopkins Chairman & C.O.O of Sartam Industries